Exhibit 99.1

Apco
Nasdaq: APAGF	Argentina
Date: Nov. 8, 2006
Apco Argentina Reports Increased Net Income for Third-Quarter 2006
     TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and nine-month periods ended September 30, 2006, it generated unaudited net income of $12.1 million and $31.4 million, or $1.65 and $4.27 per share. This represents a 40 and 51 percent increase, respectively, compared with net income of $8.6 million and $20.8 million for the comparable periods in 2005.
     “As was the case in 2005, Apco has again been able to report results that represent the highest income ever reported by the company over the first nine months of a year,” said Ralph Hill, chairman and CEO of Apco.
     “The record levels of income are the result of increased prices for all of the company’s products and our ability to successfully boost production levels through our drilling program. Results of our drilling program in our Tierra del Fuego concessions have been quite encouraging,” said Hill.
     The $3.5 million improvement in net income for the third quarter of 2006 is due primarily to higher operating revenues, equity income from Argentine investments, and financial and other revenues. Operating revenues improved by $4.7 million due to increased oil, gas and liquefied petroleum gas (LPG) volumes reflecting the company’s successful drilling programs, as well as higher sales prices for all three products. The improvement also was aided by proportionately consolidating the operating revenues and expenses from the Tierra del Fuego concessions interests in 2006, compared to recording their results in equity income from Argentine investments in 2005. The change in accounting method accounted for $2.1 million of the increase in operating revenues.
     During the third quarter of 2006, oil, gas and plant product prices averaged $45.96 per barrel, $1.28 per thousand cubic feet (mcf) and $454.42 per metric ton, compared with $39.62 per barrel, $1.17 per mcf and $361.31 per metric ton for the comparable period in 2005.
     Oil, gas and LPG sales volumes reflected healthy increases, and as a result, accounted for $1.1 million, or 42 percent, of the $2.6 million increase in operating revenues excluding the effect of the change in accounting method for the Tierra del Fuego concessions. If the Tierra del Fuego concessions’ interests had been proportionately consolidated in the comparable quarter of 2005, oil gas and LPG sales volumes would have accounted for 50 percent of the increase in operating revenues.

     Equity income from Argentine investments increased by $840 thousand for third-quarter 2006, a result of higher sale prices and volumes attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee. Compared to the third quarter of 2005, financial and other revenues increased by $359 thousand during third-quarter 2006.
     The previously described favorable variances for the three-month periods were partially offset by increases in operating expense, provincial production taxes, depreciation, depletion and amortization, and Argentine income taxes.
Nine-month results
     For the nine-month period, the $10.6 million improvement in net income is also due primarily to increases in operating revenues, equity income from Argentine investments, and financial and other revenues. Operating revenues improved by $13.4 million due to increased oil, gas and LPG sales volumes, higher prices, and the change in accounting method as previously mentioned. The change in accounting method accounted for $4.5 million of the increase in operating revenues.
     For the first nine months of 2006, oil, gas and plant product prices averaged $44.58 per barrel, $1.26 per mcf and $417.69 per metric ton, compared with $36.93 per barrel, $1.05 per mcf and $361.03 per metric ton for the comparable period in 2005.
     Oil, gas and LPG sales volumes also reflected strong increases over the nine months, and as a result, accounted for $3.5 million, or 39 percent, of the $8.9 million increase in operating revenues excluding the effect of the change in accounting method for the Tierra del Fuego concessions. If the Tierra del Fuego concessions’ interests had been proportionately consolidated in the comparable period of 2005, oil, gas and LPG sales volumes would have accounted for 43 percent of the increase in operating revenues.
     “In this environment of increased prices, it is satisfying to have volume increases contribute such an important percentage of the increase in operating revenues,” said Thomas Bueno, president and chief operating officer of Apco.
     “On a year to year basis, we have managed to grow volumes in the Entre Lomas, Acambuco and Tierra del Fuego concessions. Volumes from our Tierra del Fuego concessions interests have approximately doubled since they were acquired in early 2005,” Bueno said.
     Equity income from Argentine investments increased by $4.3 million for the first nine months of 2006, also the result of higher volumes and prices attributable to Petrolera, the company’s equity investee. Compared to the first nine months of 2005, financial and other revenues increased by $809 thousand during 2006.
The previously described favorable variances for the nine-month periods were partially offset by increases in operating expense, provincial production taxes, depreciation, depletion and amortization, exploration expense and Argentine income taxes.

Drilling program
     The company’s drilling program for 2006 continues to advance satisfactorily. As of September 30, the company had participated in the drilling and completion of 24 wells in the Entre Lomas concession, all of which have been put on production, with two additional wells in different stages of drilling and completion.
     In its Tierra del Fuego concessions, where the company and its partners commenced a drilling program in November 2005, 18 wells were drilled and one is in progress. Of the 18 wells drilled, six wells are on production as gas-condensate or oil producers, three oil wells and two gas-condensate wells have been completed and are currently being fracture stimulated or are awaiting stimulation, three gas-condensate wells are shut-in and will be placed on production when additional facilities expansion currently in the planning stages is completed, two are awaiting a completion rig, and two resulted in dry holes.
     The rig currently drilling in the Tierra del Fuego concessions will be released in November 2006. Efforts are currently underway to secure another drilling rig to resume drilling in 2007.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquén in southwest Argentina.

Contact:	Julie Gentz
Williams (media relations)
(918) 573-6932

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2164
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     Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; the effect of changes in accounting standards and policies; increases in asset retirement obligations greater than currently estimated; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and quarterly reports on Form 10-Q, available from our offices or at www.sec.gov.
Apco Argentina Inc.
Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)	2006	2005
Three months ended September 30,
Operating Revenue	15,926	11,267
Investment Income	6,870	5,671
Net income	12,134	8,597
Per share	1.65	1.17

Nine months ended September 30,
Operating Revenue	43,526	30,128
Investment Income	18,745	13,625
Net income	31,433	20,827
Per share	4.27	2.83